Exhibit 10.31

NATIONAL STARCH LLC

AND JAMES ZALLIE

EMPLOYMENT AGREEMENT

JULY 31, 2009

1

THIS AGREEMENT is made on July 16, 2009

BETWEEN

(1)                             National Starch LLC a company which has its principal office at 10 Finderne Avenue, Bridgewater, NJ 08807 (the Company)

(2)                             James Zallie of 5 Sea Island Court , Skillman, NJ 08558

WHEREAS this Agreement sets out the terms and conditions that apply to your employment by the Company.

It is Agreed as follows:

1.                                 DEFINITIONS

In this Agreement the following terms shall have the following meanings:

AkeoNobel means Akzo Nobel NV a company which has its registered office at Strawlnskylaan 2555, 1070 AS Amsterdam, the Netherlands, its successors and assigns.

AkioNobel Group means AkzoNobel and any entity in which it owns, directly or indirectly, fifty percent (50%) or more of the value or voting rights.

Annual Incentive Plan or AIP means the National Starch Short Term Incentive Plan, as amended from time to time.

Award shall have the meaning set forth in the LTIP.

Business means the National Starch worldwide business (formerly known as the Natural Polymers Group of the National Starch and Chemical Company) carried on by the Company and other members of the AkzoNobel Group for which You have management responsibility and as identified on Schedule 1; subject to any future additions to, deletions from, or restructuring of the Business by AkzoNobel.

Cause means Executive’s a) gross negligence in the performance of his duties and responsibilities under Section 2; b) dishonesty or fraud with respect to the business, reputation or affairs of the Company; c) conviction of or entry of a plea of nolo contendere to a felony or crime involving moral turpitude; d) intentional or reckless failure to abide by the lawful rules and policies of the Company; or e) material breach of this Agreement, which, if curable, remains uncured following thirty (30) days written notice specifying the nature of the breach

Change of Control means either:

(i)             a change in ownership of more than 50% of the shares of the Company determined in accordance with the principles of Treasury Regulations 1.409A- 3(5)(v); or

(ii)           a change in the ownership of more than seventy percent (70%) of the assets of the Business, otherwise determined in accordance with the principles of Treasury Regulations 1.409A-3(5)(vii). The legal entities that own the assets of the Business are listed on Schedule 1.

Company means National Starch LLC, its successors and assigns.

Disabled means that you are unable to perform your duties under this Agreement by reason of physical or mental illness or disability extending over a period of twenty six (26) consecutive weeks or more, or 26 weeks in total within a 365-day period as determined in the reasonable judgment of a medical doctor selected by Company and the insurance carrier administering the long term disability plan of Company determines that you are disabled and eligible for long term disability benefits under such plan.

Good Reason means your voluntary separation from service within one hundred and twenty (120) days of the initial existence of one more of the following conditions arising without your consent; (a) the Company moves your Principal Work Location more than 50 miles from Bridgewater, New Jersey; (b) the Company materially diminishes your duties or responsibilities as President and CEO (c) the Company assigns its rights and obligations under this Agreement to a purchaser of the Business or the Company, and the purchaser does not assume the obligations of the Company under this Agreement or (d) a material breach of this Agreement by the Company which is not cured within thirty (30) days following receipt of notice specifying the nature of the breach. In order for a voluntary separation from service to be treated as termination of employment for Good Reason, you must provide notice to the Company and AkzoNobel within ninety (90) days of the initial existence of the condition that you do not consent to the condition and the Company fails to remedy the condition within thirty (30) days of receipt of such notice.

Interest means the holding or control, in either case directly or indirectly, of securities or debentures whether as legal or beneficial owner or in any other capacity.

LTIP means the National Starch Long Term Incentive Plan] as amended from time to time.

Par shall have the meaning set forth in the LTIP.

Performance Period shall have the meaning set forth in the LTIP.

Principal Work Location means the offices of National Starch at 10 Finderne Avenue, Bridgewater, New Jersey 08807 or such other location as you may be based at from time to time in accordance with clause 3.1, but in no event further than 50 miles from Bridgewater, New Jersey;

You or Your refers to James Zallie.

2.             TERM, JOB DESCRIPTION, DUTIES AND WORKING HOURS

2.1           This Agreement shall commence on the date hereof and terminate the earlier of two years following a Change of Control or December 31, 2014.

2.2           As at the date of this Agreement (the Effective Date), you agree to continue to be employed as President and CEO of National Starch LLC and the National Starch business on the terms and conditions set forth herein.

2.3           You will diligently perform the duties and exercise the powers consistent with your position that are assigned to you from time to time by the Company, and unless prevented by sickness, injury or other incapacity, will devote the whole of your time, attention and abilities during your working hours to the business of the Company. You will report to Werner Fuhrmann, in his capacity as a Manager of the Company..

2.4           Your working hours shall be the normal business hours as specified at your Principal Work Location, together with such additional hours necessary for the proper performance of your duties (for which no additional payment shall be made or time off in lieu afforded).

3.             PLACE OF WORK/TRAVEL

3.1           Your normal place of work shall be the Principal Work Location.

3.2           You will be required to undertake travel both domestically and internationally as necessary for the proper performance of your duties.

4.             SALARY

4.1           Your base salary rate at the Effective Date will not be less than US$360,000 per annum (less applicable taxes and any required deductions); except that effective as of the date on which a Change of Control occurs, your base salary rate for all purposes under this Agreement and the plans referenced herein shall be not less than US$ $ 400,000. To the extent your base salary rate is increased to $400,000, such increase shall be deemed to have occurred on the day before the Change of Control for purposes of applying the rules of any plan referenced herein. Salary will accrue on a daily basis and will be paid bi-monthly by direct deposit into your nominated bank account.

4.2           Your salary will be reviewed on an annual basis during your employment, with the effective date of any increase being 1 April. The Company may elect to change this date provided the change applies to all salaried employees. The Company is under no obligation to increase your salary following a salary review, but shall, under no circumstances decrease your salary. No salary review will take place after notice has been given by either party to terminate your employment.

4.3           You will not be entitled to additional remuneration for service as an officer or director of the Company or of any other member of the AkzoNobel Group.

5.             INCENTIVE PLANS

You will be eligible to participate in the senior executive incentive plans described below or any applicable additional or replacement plans (subject always to the terms, conditions and rules of such plans as amended from time to time).

(a)           Annual Incentive Plan

The terms of the Annual Incentive Plan will be set on an annual basis by AkzoNobel. Details of the performance measures which apply, their weightings and the appropriate financial targets for the relevant financial year will be supplied to you separately. Your target bonus for the 2009 and subsequent performance years will be 50% of the base salary rate in effect on the last day of the performance period. The performance period is the calendar year. The bonus payable under the Annual Incentive Plan will range from zero to 100% of your base salary rate.

(b)           Long Term Incentive Plan

You will be a participant in the LTIP, Grants are made annually under the LTIP for the 3-year performance cycle commencing on 1 January each year. The number of units granted in any given year may vary. The amount, if any, paid per unit at the end of the performance cycle is a function of performance during the period. LTIP payments will not be treated as pensionable compensation under the National Starch LLC Pension Plan, the National Starch LLC Excess Benefit Plan or any other defined contribution plan. Further, LTIP payments will not be used to determine the amount of benefits under any other employee benefit plan, unless such plan expressly provides otherwise. The rules of the LTIP and the details of your grant for the January 1, 2009 to December 31, 2011 performance period will be provided to you under separate cover. The Par percentage of your LTIP grant(s) to be made in 2009, including any Bridging Awards as defined in the LTIP, will be 115% of base salary. Grants in future year may be at the same or a higher or lower percentage and will be determined by AkzoNobel at its sole discretion depending on a range of factors such as seniority, role and contribution and performance.

(c)           Executive Incentive Plan (EIP)

You will be a participant in the EIP, a special “single grant” plan for the top executive team of the Business. The rules of the EIP and the details of your grant will be provided to you under separate cover. EIP payments will not be (i) treated as pensionable compensation under the National Starch LLC Pension Plan, the National Starch LLC Excess Benefit Plan or other defined benefit pension plan; (ii) treated as eligible compensation under the Retirement Savings Plan of the ICI Group, the Executive Retirement Plan For Key Employees of the ICI Group or any other defined contribution plan; or (iii) otherwise used to determine the eligibility for or the amount of any benefit under any employee benefit plan sponsored or maintained by the Company or the AkzoNobel Group.

6.             RETIREMENT BENEFITS

6.1          Defined Benefit Pension Plan

(a)           General

You will remain a participant in the National Starch LLC Pension Plan and the National Starch LLC Excess Benefit Plan, as those plans are amended from time to time. The National Starch LLC Pension Plan is a tax qualified defined benefit plan. The National Starch LLC Excess Benefit Plan is an unfunded, nonqualified deferred compensation plan that replaces benefits that would have been paid under the National Starch LLC Excess Benefit Plan but for (i) limitations on the amount of pension payments imposed by Internal Revenue Code § 415, (ii) limitations on pensionable compensation imposed by Internal Revenue Code § 401(a)(17), and (iii) treatment of compensation deferred into the Executive Retirement Plan as non-pensionable. The National Starch LLC Excess Benefit Plan is subject to the claims of the Company and its general creditors.

(b)           Transfer From National Starch LLC To A Non-National Starch Business Akzo Nobel Entity

In the event that:

•                  Akzo Nobel sells the shares of National Starch LLC, where upon the completion of the sale National Starch LLC ceases to be a member of the Akzo Nobel Group; and

•                  You are actively employed by Akzo Nobel or a member of the Akzo Nobel Group immediately following the completion of such sale;

Then the following will occur:

(i)             Your benefit will be frozen under the National Starch LLC Pension Plan and National Starch LLC Excess Benefit Plan as of the date of the sale;

(ii)          Assets and liabilities equal to your frozen accrued benefit under the National Starch LLC Pension Plan will be transferred to an Akzo Nobel tax qualified defined benefit plan;

(iii)       The liability to pay your frozen accrued benefit under the National Starch LLC Excess Benefit Plan would be assumed by the relevant Akzo Nobel entity;

(iv)      Subsequent service with Akzo Nobel will not be counted for purposes of benefit accrual but will be counted as vesting service for purposes of determining eligibility for an unreduced pension under the Rule of 85 with respect to the National Starch LLC Pension Plan and National Starch LLC Excess Benefit Plan frozen accrued benefits; and

(v)         You will be eligible to participate on a prospective basis in the defined contribution plan of Akzo Nobel available to U.S. employees with the same job level. Prior service recognized by National Starch LLC for vesting under the National Starch LLC Pension Plan would be recognized for vesting purposes under the relevant Akzo Nobel defined contribution plans.

6.2          Defined Contribution Plan.

You will continue to be eligible to participate in the Retirement Savings Plan of the ICI Group (the “RSP”), as amended from to time. The RSP is a defined contribution 401(k) plan. It is anticipated that the RSP will be terminated at the end of 2009 and that assets and liabilities of RSP participants employed by the Company will be transferred to an Akzo Nobel or National Starch LLC defined contribution plan. In that event, your account in the RSP will be transferred to and become subject to the rules of the same defined contribution plan as the other non-union employees of National Starch LLC.

6.3          Executive Retirement Plan.

You will continue to be eligible to participate in the Executive Retirement Plan For Key Employees of the ICI Group For Post 2004 Deferrals (the “Post 2004 ERP” ), as amended from to time. Your account in the Executive Retirement Plan For Key Employees of the ICI Group For Pre-2005 Deferrals (“Pre-2005 ERP”) will continue to be administered in accordance with the rules of the Pre-2005 ERP, as amended from time to time. Post 2004 and Pre-2005 ERP (collectively “ERP”) accounts are hypothetically invested at the direction of the participant in identified mutual funds. The hypothetical investment is hedged through a grantor trust. The ERP and the grantor trust are subject to the claims of the Company and its general creditors.(1)

6.4          National Starch LLC Deferred Compensation and Survior Benefits Plans (the “DCSBP”)

You will continue to be eligible to participate in the DCSBP. The DCSBP is a nonqualified deferred compensation plan. The DCSBP is subject to the claims of the Company and its general creditors. The DCSBP permits a small group of National Starch LLC executives to defer up to $100,000 per year of salary and/or Annual Incentive Plan bonus. The DCSBP is substantially similar to the former National Starch and Chemical Company Deferred Compensation and Survivor Benefits Plan (“NSC DCSBP”). Currently, amounts deferred into the DCSBP accrue interest on the books of the Company at 2 percentage points above Moody’s composite corporate bond rate until termination of employment. After termination of employment, interest currently accrues at the Moody’s corporate bond rate. As of the Effective Date, you have not deferred any compensation into the DCSBP. It is anticipated that the DCSBP will be closed to new deferrals in 2010.

(1)          The ERP accounts of non-National Starch LLC employees and former employees will probably be transferred to an Akzo Nobel plan in 2010. It is not known at this time whether the ERP will remain in place for National Starch LLC or if it will become a participating employer in the Akzo Nobel plan.

6.5          Post-Retirement Welfare Benefits

You will be eligible for post retirement medical, dental, and prescription drug benefits to the same extent as other employees of National Starch LLC who retire on the same date as you with the same age and service. For purposes of the preceding sentence, your service will be the aggregate of your post March 31, 2008 service with the Company and your service prior to April 1, 2008 with Indopeo, Inc. d/b/a National Starch and Chemical Company.

6.6          No Other Retirement Plans

For the avoidance of doubt, you are not eligible to participate in any other plan providing pension, deferred compensation, post retirement welfare, or other retirement benefits that is sponsored or maintained by any entity in the AkzoNobel Group other than National Starch or its successor.

7.             WELFARE BENEFIT PLANS

As of the Effective Date, you will be eligible to participate in the HealthPlus Program made available by the Company to its active salaried employees generally, and any applicable additional or replacement welfare benefit plan (subject always to the terms, conditions and rules of such plans, as amended from time to time). The HealthPlus Program will terminate effective December 31, 2009. Effective January 1, 2010, you will be eligible to participate in the same active welfare benefit plans available, generally, to the non-union employees of the Company.

8.              COMPANY CAR

You will be eligible for a company car in accordance with former National Starch & Chemical’s car policy, or any National Starch successor policy, applicable at your job level.

9.              VACATION

9.1           You will be eligible for vacation as determined under the National Starch LLC Vacation Policy (the “National Vacation Policy”) based on your job level and the aggregate of your post March 31, 2008 service with the Company and your service prior to April 1, 2008 with Indopco, Inc. d/b/a National Starch and Chemical Company. You will also be entitled to the applicable statutory or public holidays offered at your Principal Work Location.

9.2           Your vacation will accrue in accordance with the rules of the National Vacation Policy. There is no entitlement to pay in lieu of vacation not taken in any vacation year (other than as may arise upon termination of employment as specified in clause 9.3 below). Unused vacation will not carry over to the next year, except as otherwise permitted under the National Vacation Policy.

9.3           You are entitled to five (5) weeks of base salary in lieu of vacation (the “Special Vacation Payment”) upon your separation from service (as defined under Section 409A of the IRC, as amended). The Special Vacation Payment replaces the former National Starch and Chemical Company Senior Executive Vacation Plan. The Special Vacation Payment is not pensionable. You will not be entitled to any other payment for unused, accrued vacation. If applicable law requires payment of any unused accrued vacation, the Special Vacation Payment shall be reduced by the amount of such payment.

10.          EXPENSES

The Company will reimburse you for reasonable out-of-pocket expenses incurred in the course of your employment in accordance with the Company’s expense reimbursement policy and subject to satisfactory evidence of payment.

11.          OTHER INTERESTS

Without the prior written consent of AkzoNobel, during the Term, you will not be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation nor hold directorships or other offices in or otherwise provide services to any corporation, partnership or other entity that is not a member of the AkzoNobel Group. Such consent shall not be unreasonably withheld.

12.          SHARE DEALING AND OTHER CODES OF CONDUCT

12.1         You will comply with the Akzo Nobel Code of Conduct or any additional or replacement code of conduct adopted by the Board of Directors of Akzo Nobel which may be applicable from time to time.

12.2         You will comply with all applicable rules and regulations of the Amsterdam Stock Exchange and any other relevant regulatory bodies, including all applicable regulatory codes on dealings in securities of Akzo Nobel.

13.          TERMINATION AND SEVERANCE

13.1         Any payments made pursuant to this Article 13 are subject to applicable tax and withholding and shall be conditioned on the delivery by you of a general release in the form attached hereto as Schedule 2. To the extent this Article 13 conflicts with the terms of the National Severance Plan (as hereafter defined), the AlP, or the LT1P this Article 13 shall control. You acknowledge and agree that all amounts paid to you under the National Severance Plan, the AIP or the LTIP shall constitute satisfaction of the Company’s obligation to pay such amounts under this Section 13

13.2         Except as provided in clause 13.10, you may terminate your employment by giving the Company not less than two weeks’ notice in writing.

13.3         Your employment and this Agreement will terminate automatically if you die or become Disabled , and you will not be entitled to any severance benefits under Section 13, except you shall receive (1) any accrued but unpaid Base Salary; (2) your bonus under AlP payable at target prorated according to the number of whole months worked during the year of termination and (3) your open Awards under LTIP determined and paid in accordance with the terms and conditions of the LTIP, prorated.

13.4       Absent Good Reason, if your employment should terminate by reason of your resignation prior to the end of the period to which any incentive plan (to include the Annual Incentive Plan, LTIP or EIP) or any replacement or equivalent arrangement in which you participate relates (the Incentive Period), you agree that you will not be entitled to any compensation for any loss of bonus/award or prospective bonus/award in respect of the Incentive Period, except to the extent required by law.

13.5       Without prejudice to any other rights the Company may have against you the Company may terminate your employment immediately for Cause and with no liability to make any further payment to you (other than in respect of salary accrued but not paid at the date of termination). For the avoidance of doubt, you will forfeit any right to any accrued but unpaid bonus under the Annual Incentive Plan and any outstanding awards (whether vested or not) under the LTIP or EIP or other incentive plan or any replacement or equivalent arrangement. This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate your employment summarily subject to the terms and conditions set forth herein.

13.6       If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, you will be eligible for a lump sum severance payment calculated in accordance with the formula set forth in the National Starch LLC Severance Plan For Full and Part Time Salaried Employees (the “National Severance Plan”) annexed as Schedule 3. Aside from the calculation, this severance payment shall otherwise be subject to the terms, conditions and rules of the National Severance Plan as amended from time to time. The beginning of the calculation period will be July 23, 1983, when you commenced employment with the Company’s predecessor, Indopco, Inc. You shall also receive (a) your bonus under AlP payable at target prorated according to the number of whole months worked during the year of termination and (b) your outstanding Awards under LTIP determined and paid at no less than Par without proration in a single payment made within sixty (60) days after termination but otherwise in accordance with the terms and conditions of the applicable plan. If an Award has not yet been made for the Performance Period that begins in the year of termination, you will be deemed to have been granted an Award for that Performance Period with a Par percentage equal to the Par percentage of the Award for the immediately preceding Performance Period.

13.7       On termination of your employment you will:

(i)                                immediately deliver to the Company all books, documents, papers, computer hardware (including any desktop, laptop, and/or blackberry, cell phones, computer software, computer records, computer data, credit cards, your company car together with its keys, and any other property relating to the business of or belonging to the Company or any other member of the AkzoNobel Group which is in your possession or under your control. You are not entitled to retain copies or reproductions of any documents, papers, files or computer or other electronic records relating to the business of or belonging to the Company or any other member of the Akzo Nobel Group; and

(ii)                             Immediately resign from any office you hold with the Company or any other member of the AkzoNobel Group (and from any related trusteeships) without any compensation for loss of office.

13.8                           You will not at any time after termination of your employment misrepresent yourself as being in any way concerned with or interested in the business of, or employed by, the Company or the AkzoNobel Group.

13.9                           The Company may suspend you during any period in which the Company is carrying out a disciplinary investigation into any alleged act of Cause relating to you. During such suspension you shall be paid your base salary.

13.10                     In the event of Change of Control prior to January 1, 2013, where you have not otherwise given notice of voluntary resignation and are employed by the Company immediately following the Change of Control, and the Company is not a member of the AkzoNobel Group following a Change of Control, the following terms and conditions will apply:

(i)                                     You will provide at least three months prior written notice during the two years following the Change of Control before terminating your employment with the Company;

(ii)                                  If the Company terminates your employment for any reason other than Cause prior to the second anniversary of the Change of Control, the Company will provide you with:

(a)  the lump sum severance payment calculated in accordance with the National Starch Plan as described in Section 13.6;

(b)  An additional severance payment of up to 78 weeks of base salary. If termination occurs after the 26th week following the Change of Control (“CIC”), the payment will be reduced by one week of base salary for each full week you are employed after the 26th week. For example:

Termination of Service	Weeks of Base Salary
0 to 26 weeks after CIC	78
32 weeks after CIC	74
52 weeks after CIC	52
78 weeks after CIC	26
104 weeks after CIC	0

A week of base salary is your annual salary divided by 52.

(c)  your bonus under AIP at target prorated according to the number of whole months worked during the year of termination. ) ; and

(d)  LTIP: if the purchaser of the Company or Business continues the LTIP or establishes a substantially similar plan and assumes any outstanding Awards, you will receive your outstanding Awards determined and paid at no less than Par without proration in a single payment made within sixty (60) days after termination but otherwise in accordance with the terms and conditions of the applicable plan. If an Award has not yet been made for the Performance Period that begins in the year of termination, the Award will be deemed to have a Par percentage equal to the Par percentage of the Award for the immediately preceding Performance Period. If the purchaser of the Company or Business does not continue the LTIP or establish a substantially similar plan and assume any outstanding Awards, your outstanding Awards will be determined and paid pursuant to the terms of the LTIP and no further LTIP payment will be made.

13.11                     In the event of a Change of Control prior to January 1, 2013, where you have not otherwise given notice of voluntary termination and are employed within the AkzoNobel Group immediately following the Change of Control. The following terms and conditions will apply:

(i)                                     Absent Cause, AkzoNobel will not terminate your employment during the sixty (60) day period commencing from the Change of Control.

(ii)                                  During this sixty-day period AkzoNobel will actively seek suitable alternative employment at a comparable level of seniority and remuneration for you within the Akzo Nobel Group (e.g. Business Unit Managing Director).

(iii)                               Should a position at a comparable level not be offered within this sixty day period or if you and AkzoNobel cannot reach an agreement on the new position then your employment with the Akzo Nobel Group will terminate on the last day of the sixty (60) day period and then you will receive (a) a lump sum severance payment calculated in accordance with §13.6; (b) an additional lump sum severance payment of 70 weeks of base salary (c) your bonus under AIP at target prorated according to the number of whole months worked during the year of termination; and (d) LTIP; your outstanding Awards will be determined and paid within sixty days after termination but otherwise pursuant to the terms and conditions of the LTIP at no less than Par without proration and no further LTIP payment will be made.

In the event your employment with the AkzoNobel Group is terminated under the provisions of this Section 13.11 you will not be eligible to participate in the short team, long term or other incentive plans of the AkzoNobel Group, except as expressly provided in this Section 13.11.

14.                               CONFIDENTIALITY

14.1                           Except insofar as such information is already in the public domain, you will keep secret and will not at any time (whether during your employment or thereafter) use for your own or another’s advantage, or reveal to any person, firm, company or organisation and shall use all reasonable endeavours to prevent the publication or disclosure of any information which you know or ought reasonably to have known to be confidential, concerning the Business, the Company, any member of the Akzo Nobel Group or any of its or their customers, potential customers or business partners, including without limitation:

(i)                                     trade secrets, formulas and other information of a sufficiently high degree of confidentiality as to amount to a trade secret;

(ii)                                  information concerning the way the Company or member of the Akzo Nobel Group is run, the manner in which it does business, and who it does business with and on what terms; and

(iii)                               information or items which have been marked to indicate that they are confidential or information which you were told was confidential at the time you acquired it or which you should have known was confidential.

The information described in (i), (ii) and (iii), above, includes but is not limited to:

(A)                              information relating to the salaries, remuneration packages, or other terms of employment of employees of the Company or member oldie Akzo Nobel Group;

(B)                                the business methods and information (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programs, costs, budgets, turnover, sales targets or other financial information);

(C)                                lists and particulars of suppliers and customers and the individual contacts at such suppliers and customers;

(D)                               details and terms of agreements with suppliers and customers;

(E)                                 manufacturing or production processes or know-how;

(F)                                 details as to the design of products and inventions or developments relating to future products;

(G)                                details of any promotions or future promotions or marketing or publicity exercises;

(H)                               details of any business plans or strategy; and

(I)                                    any information which may affect the value of the Business, the Company or any member of the Akzo Nobel Group,

unless such information was (i) disclosed by a third party without breach of any obligation of confidentiality; or (ii) become known or available to the public generally through no wrongful act.

14.2                           The restrictions in this clause 14 shall not apply to any disclosure or use authorized by the Company or required by law or by your employment.

14.3                           Nothing in this clause 14 is intended to waive the rights of the Company under any other confidentiality or secrecy agreement between you end the Company.

15.                               POST-TERMINATION COVENANTS

15.1                           For a period of fifteen (15) months after your termination of employment for any reason from the Company, you shall not, without the consent of AkzoNobel (or after a Change of Control, the Company or its parent,) for yourself, or as agent, partner, investor, consultant or employee of any person, firm or corporation, engage in any activity in connection with the development, manufacture, use or sale of a competitive product (as hereinafter defined) in any geographic location where the Company or the Business conducts business. A competitive product shall mean any product of a type sold or usable for substantially the same purposes as a product manufactured, developed or sold for or by the Business. In addition, you shall not solicit, any customer or potential customer of the Company or the Business during this period.

15.2                           During the first fifteen (15) months following your termination of employment from the Company, you shall keep the Company advised in writing of the name and address of each business organization for which you act as agent, partner, representative, investor, consultant or employee.

15.3                           During the first twelve (12) months following your termination of employment from the Company, you shall not directly or indirectly induce or assist in the inducement of any employee of the Company away from his or her employment with the Company or from the faithful discharge of his or her contractual and fiduciary obligations to serve the Company’s interests with undivided loyalty.

16.                               INTELLECTUAL PROPERTY

16.1                           Any invention or improvement made or conceived by you during your employment (whether during or after working hours) with the Company or its predecessor Indopco, Inc. d/b/a National Starch and Chemical Company relating in any way to the Company’s or Business’ products or any products in the process of development by the Company or the Business, or any similar or competitive products, or to the method of making or using any such products, or relating in any other manner to the Company or the Business shall be promptly disclosed in writing to the Company and shall be the sole property of the Company or the relevant Group- Company. Upon the Company’s or AkzoNobel’s request (whenever made) you shall execute and assign without further payment to the Company applications for letters patent for the United States and such foreign countries as the Company may designate and shall execute and deliver to the Company such other instruments as the Company deems necessary for it to obtain such letters patent and all rights therein. Any invention or improvement made or disclosed within twelve (12) months after termination of employment with the Company shall be rebuttably presumed to have been made or conceived during your employment.

16.2                           You are not obligated to assign to the Company your right to an invention for which no equipment, supplies, facility, or confidential information of the Company or the Business was used and which was developed entirely on your own time and which (i) does not relate to the Business, or (ii) does not result from any work performed by you for the Company or AkzoNobel Group.

17.                               HEALTH AND SAFETY

The health and safety of individuals and the safe operation of all activities are of fundamental importance within the Company’s operations. As an employee you are responsible to the Company and to your colleagues to work safely and you are required to keep yourself informed of current safety procedures and policy and of the Company’s rules in respect of safety and good practice.

18.                               DATA PROTECTION

As part of your employment you agree that the Company may retain and process data relevant to or connected with your employment with the Company including but not limited to payroll information, personnel records, attendance records, health records, disciplinary records and training records. It is agreed that the processing of such data is necessary for the efficient management of your employment by the Company.

19.                               ENTIRE AGREEMENT, AMENDMENT, COUNTERPARTS

This Agreement constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both verbal and in writing between you and the Company.. This Agreement cannot be amended or modified except by a written instrument signed by both parties. This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same Agreement.

20.                               Notices

Any notice to be given to you under this Agreement may be served by hand, registered or certified U.S. Mail, or by private delivery service to you at your usual or last known address, with a copy to Hollis Gonorka Bad, Esq., Withers Bergman LLP, 430 Park Avenue, New York, NY 10022. Any notice to be given to the Company may be served by hand, registered or certified U.S. Mail or private delivery service to the Vice President of Human Resources of the Company at 10 Finderne Avenue Bridgewater, NJ 08807. Any notice served by registered or certified U.S. Mail or by private delivery service shall be deemed to have been served on the seventh working day following the date of posting.

21.                               GOVERNING LAW

This Agreement is governed by the internal laws of the State of New Jersey, United States of America, without regard to conflicts of law principles.

22.                               JURISDICTION AND MEDIATION

Except for an alleged breach by you of §§14, 15 or 16, you and the Company (“the Parties”) agree to mediate any dispute arising under this Agreement. In the event of any such dispute, the Parties, within thirty (30) days of a written request for mediation, shall attend a mediation to be conducted in Somerset County, New Jersey in order to make a good faith reasonable effort to resolve such dispute. The Parties shall attempt, in good faith, to agree to a mediator. If the Parties are unable to agree to a mediator, the Parties shall submit the matter to an alternative dispute resolution provider located in Somerset County, New Jersey to appoint a mediator and conduct the mediation. If this good faith mediation effort fails to resolve the dispute arising under this Agreement, than either Party may commence an action to resolve such dispute; provided however, that any such action shall be brought in federal court to the extent such court has jurisdiction, or state court having situs in Somerset County, New Jersey and the Parties consent to the jurisdiction of such court and agree that such courts are a convenient forum for the resolution of the dispute. The Parties each waive personal service of process and consent that service of process upon either Party may be made by certified mail or registered mail, return receipt required, directed to the Party’s address set forth in the introductory paragraph hereof, and service so made shall be deemed completed five (5) days after the same shall have been so mailed.

23.                               CONFIRMATION OF AGREEMENT

This agreement shall cease to be without prejudice and subject to contract when it has been signed and dated by the Company.

24.                               SPECIFIC PERFORMANCE AND SURVIVAL

24.1                           You agree that (i) the Company, or any member of the Akzo Nobel Group have the right to specifically enforce your obligations under clauses 11, 14, 15, and 16 to the extent permitted by applicable law, (ii) monetary damages for breach of those provisions would be an inadequate remedy and (iii) the Company, and the Akzo Nobel Group shall also have such other rights and remedies for breach of those provisions as are permitted by applicable law.

24.2                           For the avoidance of doubt, clauses 13.7, 13.8, 14, 15, 16, 22, and 24 shall survive the termination of this Agreement.

25.                               INDEMNIFICATION

The Company shall indemnify you, hold you harmless and advance your costs and expenses that are subject to indemnification to the maximum extent permitted under Article XVII(b) of the Company’s Operating Agreement attached as Schedule 4 and applicable law, and shall provide for directors and officers liability insurance to insure you against claims in your capacity as an Officer or Manager. In the event that the Company amends the LLC Operating Agreement in a way that reduces or diminishes your right to indemnification, this Section 25 shall be construed to incorporate in its entirety the provisions of Article XVII(b) of the Company’s Operating Agreement as in effect as of the date hereof.

26.                               SECTION 409A

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

This Agreement is intended to comply with the applicable requirements of Internal Revenue Code § 409A (hereafter “409A”) and shall be limited, construed and interpreted in accordance with such intent, If any provision of this Agreement would cause you to incur any additional tax or interest under 409A, including final regulations or any other guidence issued by the Secretary of the Treasury and/or the Internal Revenue Service with respect thereto, the Company shall, after consulting with you, reform such provision but only to the extent such reformation can be done without any additional cost to the Company or any AkzoNobol Group. Neither the Company nor any member of the AkzoNobel Group shall have any liability to you for any taxes that may be due by you under Internal Revenue Code § 1409A.

By signing this Agreement, you are acknowledging and agreeing that if you are determined to be a “specified employee” (as defined under 409A), that any payments of nonqualified deferred compensation including any severance payments subject to Section 409A due you from the Company under this Agreement or otherwise during the first six (6) months following your “separation from service” (as defined under 409A) will be delayed until the seventh (7th) month following your separation from service.

27.                               HEADINGS

The headings or titles of clauses, or sub clauses are given solely for convenience of reference and shall not be deemed to modify or affect in any way the text or meaning of a clause or sub clause.

28.                               WAIVER

By an instrument in writing similarly executed, you or a duly authorized officer of the Company may waive compliance by the other party with any specifically identified provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or at law or in equity.

29.                               SEVERABILITY

A.           If any provision of this Agreement is found by a proper court to be unreasonable and/or unenforceable, then such provision shall be considered amended to that considered reasonable and enforceable by the court, and as amended, shall be enforced; all remaining terms and conditions shall continue in full force and effect.

B.             If any provision of this Agreement is hold to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

30.                               ASSIGNMENT

The Company may assign, without your consent, all its rights, duties and obligations under this Agreement to another member of the AkzoNobel Group, to the purchaser of fifty percent (50%) or more of the assets of the Business or to any affiliate of such purchaser.

NATIONAL STARCH LLC

BY:	/s/ [ILLEGIBLE]	/s/ H. Hutmacher
H. HUTMACHER
DATED:	Aug 26, 2009	Aug 31, 2009

/s/ James Zallie
JAMES ZALLIE

DATED:	July 31, 2009

Attachment 1

National Severance Plan

(Former NSC plan document to be attached)